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                                                                      Exhibit 11

                              DeVlieg-Bullard, Inc.
                        Computation of Earnings per Share
              (unaudited - in thousands, except per share data) (a)

                                                Three Months Ended      Nine Months Ended
                                                     April 30,              April 30,
                                                1998        1997        1998        1997

Net (loss) income                             $     77     $ 1,170    $ (1,883)    $ 2,653
                                              ========     =======    ========     =======

Shares for basic earnings per share:
Average number of common shares
     outstanding                                12,308      12,260      12,288      12,253
Dilutive effect of outstanding stock
     purchase warrants (b):
         Class A                                 1,495       1,495       1,496       1,494
         Class B (c)                               288         288         288         288
                                              --------     -------    --------     -------
     Total Basic shares outstanding             14,091      14,043      14,072      14,035
                                              ========     =======    ========     =======

Basic earnings per share                      $   0.01     $  0.08    $  (0.13)    $  0.19
                                              ========     =======    ========     =======

Additional shares for dilution:
Basic shares outstanding                        14,091      14,043      14,072      14,035
Dilutive effect of outstanding options (b)         334         477         (e)         346
Dilutive effect of outstanding stock
     purchase warrants - Class C (b) (d)           747         747         (e)         747
                                              --------     -------    --------     -------
Total shares used in calculation of
     diluted earnings per share                 15,172      15,267      14,072      15,128
                                              ========     =======    ========     =======

Diluted earnings per share                    $  (0.16)    $  0.08    $  (0.13)    $  0.18
                                              ========     =======    ========     =======



Notes:
(a) In accordance with the provisions of SFAS 128, "Earnings per Share," the prior year has been restated.

(b)  As determined by application of the treasury stock method.

(c) A total of 289 Class B stock purchase warrants were issuable May 1997 using a formula based on the average closing stock price for the 90 days prior to issuance. The Class B warrants became issuable on March 18, 1996, but at that time, the number of shares was unknown.

(d) In connection with the refinancing of the senior debt facility in October 1995, 750 Class C stock purchase warrants ("Class C Warrants") were issued. The Company has the opportunity to earn back these warrants based on earnings as defined in the agreement. For the three and nine months ended April 30, 1998 and 1997, the Company did not meet the defined earnings level, therefore all Class C Warrants were considered outstanding.

(e)  Not included in calculation as effect would be antidilutive.




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